ARTICLES OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                          TRINITY LEARNING CORPORATION

                   (NAME CHANGED HEREBY TO "TWL CORPORATION")

     Trinity Learning Corporation, a placeStateUtah corporation (the "Corporation"), hereby adopts the following Articles of Amendment to its Articles of Incorporation pursuant to the provisions of Utah Code Ann. Sec. 16-10a-1001 et seq.:

     1. The name of the Corporation (prior to the effectiveness of this instrument) is Trinity Learning Corporation.

     2.     Article  I  is  amended  in  its  entirety  to  read  as  follows:

                                    ARTICLE I
                                    ---------

                                      NAME

     The  name  of  the  Corporation  is:

                                 TWL Corporation


     3.     Article  III  is  amended  in  its  entirety  to  read  as  follows:

                                   ARTICLE III
                                   -----------

                                AUTHORIZED SHARES

     The aggregate number of shares which the Corporation shall have authority to issue is Seven Hundred Sixty Million (760,000,000) shares of capital stock consisting of Seven Hundred Fifty Million (750,000,000) shares of common stock ("Common Stock") and Ten Million (10,000,000) shares of preferred stock ("Preferred Stock").

     The authority to issue the Preferred Stock shall be vested in the board of directors. The board of directors, without shareholder action, may amend the Corporation's Articles of Incorporation pursuant to Section 16-10a-1002 of the Utah Revised Business Corporation Act to:

     (i) create one or more series of Preferred Stock, fix the number of shares of each such series, and designate, in whole or part, the preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

(ii) alter or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly unissued series of Preferred Stock; or

     (iii) increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series, provided that the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of Preferred Stock available for designation as part of the series.

     The preferences, limitations, and relative rights of the Preferred Stock or any series of the Preferred Stock may include, but is not limited to, Preferred Stock that (a) has special, conditional or limited voting rights, or no right to vote; (b) is redeemable or convertible; (c) entitles the holders to distributions calculated in any manner, including dividends that may be cumulative, non-cumulative, or partially cumulative; (d) and Preferred Stock that has preference over the Common Stock with respect to distributions, including dividends and distributions upon the dissolution of the Corporation. The above-described authority of the board of directors to fix and determine may be exercised by corporate resolution from time to time as the board of directors sees fit.

     4. The amendments do not provide for an exchange, reclassification or cancellation of issued shares of the Corporation.

     5. Each of the amendments were adopted and approved by the shareholders on September 26, 2006, in accordance with the requirements of the Utah Revised Business Corporation Act.

     6. The designation, number of outstanding shares, number of votes entitled to be cast, number of votes indisputably represented, and the total number of votes cast for and against each of amendments by each voting group for the Article I amendment were as follows:
     ----------

Designation     Outstanding Shares     Votes Entitled to be Cast     Votes Represented     For         Against
Common  Stock        41,615,513                 41,615,513              28,598,486      28,492,334     106,152

     7. The designation, number of outstanding shares, number of votes entitled to be cast, number of votes indisputably represented, and the total number of votes cast for and against each of amendments by each voting group for the ArticleIII amendment were as follows:
     ----------

Designation     Outstanding Shares     Votes Entitled to be Cast     Votes Represented     For         Against
Common  Stock        41,615,513                41,615,513               28,598,486      26,700,061    1,918,424

     8. The number of votes cast for both amendments by each voting group was sufficient for approval.

                            [signature page follows]

     DATED  as  of  the  26  day  of  September,  2006.


                                    TRINITY LEARNING CORPORATION


                                    By:__________________________
                                        Dennis  Cagan,  President